CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-6 for AUL American Individual Variable Life Unit Trust of our report dated January 30, 2004, except for Note 7, as to which the date is March 25, 2004, relating to the financial statements and financial highlights of AUL American Individual Variable Life Unit Trust, Flexible Premium Adjustable Variable Life Insurance Policy, and our report dated March 8, 2004, relating to the combined financial statements of OneAmerica Financial Partners, Inc. which appear in such Registration Statement. We also consent to the reference to us under the heading "Independent Auditors" in such Registration Statement.


/s/ PricewaterhouseCoopers

Indianapolis, Indiana
April 28, 2004